EXHIBIT 10.18

*Portions of this exhibit marked [*] are requested to be treated confidentially.

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (the “Agreement”) is entered into and made effective as of July 1, 2013 (the “Effective Date”), by and between CEMPRA PHARMACEUTICALS, INC., a Delaware corporation (“Cempra”) and HOSPIRA WORLDWIDE, INC., a Delaware corporation (“Hospira”).

WITNESSETH:

WHEREAS, Cempra owns or controls certain rights to the compound solithromycin (CEM-101), and wishes to develop and market a form of solithromycin in glass vials;

WHEREAS, Cempra and Hospira desire that Hospira assist Cempra in the development and commercialization of such solithromycin product;

WHEREAS, after Cempra has filed an application for Regulatory Approval and received Regulatory Approval(s), the parties desire that Hospira manufacture and sell to Cempra such of Cempra’s commercial requirements of the Product as the parties may agree hereunder for sale and use in the Territory; and

WHEREAS, Hospira desires to perform such services for Cempra with respect to the Solithromycin product.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Cempra and Hospira hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1 “Act” shall mean the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. 301), as amended from time to time.

1.2 “Active Pharmaceutical Ingredient” or “API” means the active pharmaceutical substance of the Drug in bulk form prior to incorporation into the Product.

1.3 “Active Pharmaceutical Ingredient Specifications” or “API Specifications” means the detailed description and parameters of the API set forth on Exhibit 1.3.

1.4 “Adverse Drug Experience(s)” means any untoward medical occurrence in a patient or clinical investigation subject administered Product and which need not necessarily have a causal relationship with such treatment, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of Product, whether or not considered related to thereto, which shall include any such event as set forth in 21 CFR 310.305 or the substantial equivalent provisions of other Applicable Laws.

1.5 “Affiliate” means, with respect to a party, any corporation, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such party. As used in this Section 1.5, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.6 “Applicable Law” means all laws applicable to the manufacture, processing, distribution, sale and use of the Product as may be amended and in effect from time to time, including the Act and the regulations promulgated thereunder; European Directive 2003/94/EC and 2001/83/EC, and related legislation; the Canadian Food and Drugs Act (R.S., chapter F-27) and related regulations; all applicable cGMP); and all corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

1.7 “Business Day” shall mean a day which is not a Saturday or Sunday or a bank or public holiday in Chapel Hill, North Carolina, Chicago, Illinois or McPherson, Kansas.

1.8 “Cempra Intellectual Property” shall mean all Intellectual Property owned or controlled by Cempra as of the Effective Date or developed, acquired or licensed to or by Cempra after the Effective Date that directly relates to the Product or the use or manufacture thereof, including Cempra Improvements. For purposes of this definition, “controlled by” means possession of the right to grant a license or sub-license without violating (a) any law or governmental regulation applicable to such license or sublicense, or (b) the terms of any agreement or other arrangement with any Third Party.

1.9 “Certificate of Analysis” means a document, signed by an authorized representative of Hospira, describing the Product Specifications of and testing methods applied to the Product, and the results thereof.

1.10 “Certificate of Compliance” means a document, signed by an authorized representative of Hospira, attesting that a particular lot, batch or run was manufactured in accordance with cGMP, Applicable Law, and the Product Specifications. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Cempra for regulatory purposes or Applicable Law.

1.11 “cGMP” means those principles and guidelines of good manufacturing practices as set forth in 21 C.F.R. Parts 210 and Part 211; EU Directive 2003/94/EC—guidelines of good manufacturing practices for medicinal products for human use (EudraLex Vol. 4); Canadian Good Manufacturing Practices as contained in Canada Food & Drug Regulations C.R.C., c. 870, C.02- C.04; Japanese GMP regulations, ordinances and practice guidelines as contained in or promulgated further to the Japanese Pharmaceutical Affairs Law, 2003 (as amended); the ICH Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients (ICH Q7A), as adopted by EU Directive 2004/27; and the corresponding good manufacturing practices requirements of any other applicable jurisdiction.

1.12 “Commercial Year” means each period of twelve (12) consecutive calendar months during this Agreement beginning on the first day of the month after the month in which Cempra, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing makes a bona fide sale of Product to a non-Affiliate customer after the first Regulatory Approval for the Product in the Territory, and each Commercial Year thereafter shall consist of twelve (12) consecutive calendar months following the end of the preceding Commercial Year.

1.13 “Commercially Reasonable Efforts” means (a) in respect of Cempra, within the range of efforts and resources commonly used by Cempra with respect to any product owned by Cempra or to which Cempra has rights, which product is at a similar stage in its development or product life and is of similar market potential to Product and taking into account the patent and other proprietary position of the product, or (b) in respect of Hospira, within the range of efforts and resources commonly used by a company to perform pharmaceutical contract manufacturing services similar to those to be provided by Hospira hereunder; provided, however, that such efforts shall, in the case of Hospira, be no less than consistent with reasonable, customary practices within the pharmaceutical or pharmaceutical manufacturing industry(ies) for companies of similar size and capabilities as Hospira or Cempra, as applicable, with respect to research, development, sales, or marketing of products of similar market or profit potential or strategic value, taking into account technical, intellectual property, and regulatory factors, target product profiles, labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions, all based on conditions then prevailing. “Commercially Reasonable” shall have a corresponding meaning.

1.14 “Components” means the excipients and all components or component parts of the vials into which the Drug will be filled, and the labeling, packaging, ancillary goods, shipping materials and other items to be supplied by Hospira or its Components supplier(s) to enable Hospira to manufacture the Product in accordance with the Product Specifications.

1.15 “Confidential Information” means all information disclosed hereunder in writing and identified as being confidential or, if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure, except any portion thereof which:

(a) is known to the recipient at the time of the disclosure independently of any prior disclosure by the disclosing party, as evidenced by its written records or other competent evidence;

(b) is disclosed to the recipient by a Third Party lawfully in possession of such information and not under an obligation of non-disclosure and non-use with respect thereto;

(c) is or becomes patented, published or otherwise part of the public domain through no fault of the recipient;

(d) is developed by or for the recipient independently and without benefit of Confidential Information disclosed to it hereunder by the other party as evidenced by the recipient’s written records or other competent evidence; or

(e) is required by applicable law, rule, or regulation to be disclosed by the recipient; provided, however, that, if such disclosure is not explicitly permitted by Article 11, the recipient (i) gives the other party hereto prompt written notice of such legal requirement, such that such other party shall, to the extent reasonably practicable, have the opportunity to apply for or obtain confidential or protective treatment of such Confidential Information, (ii) cooperates with the disclosing party, as reasonably requested thereby, in seeking such confidential or protective treatment, and (iii) minimizes the extent of any such disclosure.

Notwithstanding anything to the contrary, Product Data, Cempra Improvements, and information concerning either of the foregoing shall be deemed the Confidential Information of Cempra, and Cempra shall be deemed the disclosing party, and Hospira the recipient, with respect thereto, regardless of the fact that Hospira or an agent or representative thereof may first disclose such information to Cempra under this Agreement; provided, however, that the foregoing shall be subject to the exceptions of sub-sections (a) – (e), above.

1.16 “Drug” means the human pharmaceutical solithromycin (CEM-101), the structure of which is set forth on Exhibit 1.16.

1.17 “Drug Master File” or “DMF” means a drug master file (as such term is defined in 21 C.F.R. Part 314.420 or in similar fashion under any corresponding foreign Applicable Law) relating to the Product.

1.18 “EMA” means the European Medicines Agency and any successor entity.

1.19 “Facility” means Hospira’s pharmaceutical manufacturing plant at McPherson, Kansas, or such other manufacturing facility agreed by the parties in writing.

1.20 “FDA” means the United States Food and Drug Administration or any successor entity.

1.21 “Fill Date” means the date on which Hospira begins manufacturing operations on the Product, commencing with compounding of the API.

1.22 “Health Canada” means the Therapeutic Products Inspectorate of the Canadian Health Product and Food Branch and any successor entity.

1.23 “Hospira Intellectual Property” means all Intellectual Property, including Know-How, owned or controlled by Hospira (a) as of the Effective Date or (b) developed or acquired by Hospira (i) outside of the performance of its obligations under this Agreement and (ii) other than as a result of Hospira’s knowledge or use of, or access to, the Drug or Confidential Information provided by Cempra. For purposes of this definition, “controlled by” means possession of the right to grant a license or sub-license without violating (x) any law or governmental regulation applicable to such license or sublicense or (y) the terms of any agreement or other arrangement with any Third Party.

1.24 “Intellectual Property” or “IP” means all inventions, formulations, processes, works of authorship, and any and all rights under U.S. and/or foreign patents, trade secrets, know-how, copyrights, trademarks and other industrial or intangible property rights of a similar nature and moral rights; all rights pursuant to grants and/or registrations worldwide in connection with the foregoing and all other rights with respect thereto; all rights under applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all rights under amendments, continuations, divisions and continuations-in-part of such application; and all rights under corrections, reissues, patents of addition, extensions and renewals of any such grant, registration and/or right.

1.25 “Know-How” means any information or material that is confidential and proprietary, including ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How will also include non-Confidential Information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an open patent or published patent application, a filing with a Governmental Authority or as part of a legal proceeding.

1.26 “Manufacturing Process” means any and all processes (or any step in any process) that is provided to Hospira by Cempra and that will be used to manufacture the Product, as evidenced in the batch documentation and/or development reports.

1.27 “Master Batch Record” shall mean the document that defines the manufacturing methods, materials, and other procedures, directions and controls associated with the manufacture and testing of the Product, which may be amended in writing from time to time by mutual agreement of the parties.

1.28 “MSDS” means the Material Data Safety Sheet for the Product or the API containing such information as may be required by applicable government agencies.

1.29 “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency and any successor entity.

1.30 “Product” means the Drug in final dosage form, filled, finished and packaged in glass vials with flip-off caps, as described in the Product Specifications.

1.31 “Product Data” means the information, documents, and records relating to the Product created in connection with Hospira’s performance under this Agreement, the manufacture of the Product, or other use of Drug provided by Cempra. Product Data may include, documents and records pertaining to the manufacture of the Product, Batch records (including the Master

Batch Record), Certificates of Analysis, Certificates of Compliance, an identification of the analytical test methods employed and analytical test results achieved, and all other relevant documents, reports and data prepared, developed or generated by Hospira in connection with the development or manufacture of Product hereunder. Product Data, however, shall expressly exclude raw data developed that does not pertain to Cempra, the Product, or the Drug and is related to Hospira’s manufacturing processes that are generally applicable to its pharmaceutical manufacturing operations, as well as any Hospira Confidential Information.

1.32 “Product Specifications” means those product, labeling and performance specifications for the Product, including Product formulae, labeling, and materials required for the manufacture of the Product that is to be purchased and supplied under this Agreement, as such are set forth on Exhibit 1.32, which specifications may be amended from time to time in accordance with this Agreement.

1.33 “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-marketing approvals, and, if applicable in a particular jurisdiction, pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, distribution, sale or use of the Product for human therapeutic use in a regulatory jurisdiction.

1.34 “Regulatory Authority” means any federal, state or local or other regulatory agency, department, bureau or other governmental entity (including the FDA, EMA and Health Canada), which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, import, sale and use of the Product for human therapeutic use in any applicable regulatory jurisdiction.

1.35 “Rework” means the use of additional processing steps, which are different from the process defined in a batch record, because of a failure of the batch to meet one or more Product Specifications. Re-inspection does not constitute Rework. Re-inspection means to re-examine and remove defects according to written instructions.

1.36 “Specially Regulated Waste” means any hazardous waste, toxic waste, medical waste, nuclear waste, mixed waste, or other waste materials or by-products, including waste water, which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations intended to address such types of waste materials that arise from the manufacture of the Product.

1.37 “Term” means the period of this Agreement beginning on the Effective Date and ending on the expiry or termination pursuant to Article 10.

1.38 “Territory” means (a) the United States of America (including the District of Columbia, the Commonwealth of Puerto Rico, all territories and possessions of the United States of America, United States military bases, and any other location over which the FDA has jurisdiction to regulate medicinal products intended for human use), (b) the member nations of the European Union as of the Effective Date, as set forth on Exhibit 1.38 (“EU”), (c) Canada, (d) Norway, and (e) Switzerland.

1.39 “Third Party” shall mean a party other than Hospira or Cempra and their respective Affiliates.

1.40 “Waste” shall mean all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of the Product, including rejected, excess or unsuitable materials, API and Products. The term Waste shall not include any Specially Regulated Waste.

ARTICLE 2. PRODUCT DEVELOPMENT PROJECT

2.1 General. Hospira shall undertake and perform a product development project (“Project”) consisting of the activities and applicable timelines set forth on Exhibit 2.1 (“Statement of Work”). Under the Project, Hospira shall assist Cempra in developing the Product for purposes of clinical and commercial manufacture and Regulatory Approval, and in obtaining any required Regulatory Approval(s) in the Territory. Subject to the completion of the Project in accordance with the Statement of Work, Hospira shall manufacture and deliver Development Supplies and Product to Cempra for commercial sale by Cempra as a human pharmaceutical product, provided, however, that Cempra shall not sell any Product in a country unless and until all necessary Regulatory Approvals have been obtained with respect thereto. Any standards and procedures listed in the Statement of Work or the Quality & Technical Agreement as “TBD” shall be developed, verified, and mutually agreed upon in good faith by the parties using Commercially Reasonable Efforts as soon as practicable after the Effective Date.

2.2 Clinical Support for Japan. If Cempra so requests in writing, Hospira will agree to provide Cempra with quantities of Development Supplies for purposes of Cempra’s clinical development thereof in Japan. Hospira will propose a supplemental Statement of Work detailing among other items, the quantities of Development Supplies required, the costs of such supplies, the review of Cempra’s regulatory dossier to be submitted to the PMDA and the documentary and other support to be provided by Hospira as is reasonable and customary for pharmaceutical clinical programs. Upon the parties’ mutual written agreement with respect to such supplemental Statement of Work, Hospira will perform the development work thereunder; provided, however, that the parties acknowledge and agree that, (a) the Development Supplies provided by Hospira will be identical to those manufactured for Cempra’s clinical and development activities in the Territory, and (b) that neither of Hospira and Cempra will have any obligations with regard to the manufacture and purchase of Product for commercial sale in Japan unless otherwise specifically agreed in writing.

2.3 Commercially Reasonable Efforts. Each party shall use all Commercially Reasonable Efforts to successfully fulfill its obligations under any Statement of Work to complete the Project. However, the parties understand and agree that neither of them can guarantee that the Project will be successful, nor warrant that a marketable product will result from the Project.

ARTICLE 3. DEVELOPMENT FEES; PROJECT MANAGEMENT

3.1 Development Fee. Cempra shall pay Hospira a development fee (“Development Fee”) for its work under the Project in accordance with the payment schedule set forth in Exhibit 3.1.

3.2 Stability Studies. Hospira will perform stability studies on the Product separate and apart from the Project. The essential obligations of such stability studies and the terms thereof are set forth on Exhibit 3.2.

3.3 Changes in Project Scope.

(a) If Cempra requests changes in the Project or the Product Specifications, or if technical difficulties require that Hospira perform either additional work or repeat work, and such additional work is required not because of Hospira’s breach of this Agreement, fault or negligence, Hospira shall promptly provide Cempra with a new or revised proposal with cost estimates for such changes or additional work including costs for reasonable travel and sustenance, materials and supplies. Hospira will base its cost estimates for such additional work or repeat work at its customary per/hour, per/person rates then in effect, relative to the work to be performed, consistent with its charges to other similarly-situated customers, [*]. If Cempra approves such costs in writing, the applicable changes in the Project or the Product Specifications will be documented in writing and signed by both parties as a change order, and, effective upon such signature, Hospira shall perform such agreed-upon new or additional work, and Cempra shall pay any such agreed-upon costs for such additional work or repeat work performance as set forth in such mutually-executed change order or as otherwise provided in this Agreement.

(b) In the event that Cempra decides to have Hospira manufacture Products for development, marketing, and/or sales activities in countries or geographic regions outside of the Territory, Cempra will provide Hospira with reasonable prior written notice of its intent to do so. The parties will then work in good faith to promptly determine the additional work may be required therefor (if any) and upon the parties’ written mutual agreement with respect thereto, Hospira shall provide Cempra with all necessary additional technical/developmental and regulatory support, including, for example, regulatory support for Cempra’s supplemental regulatory filings, packaging and product development, labeling, and relevant Regulatory Authority inspections for such additional country or geographic region outside the Territory. All additional technical/developmental and regulatory support for such other countries or geographic regions shall be considered a change in Project scope and the parties will agree to the reasonable incremental costs of such additional support in accordance with Section 3.3(a). Any additional pre-Regulatory Approval inspections of the Facility that may be requested or required by relevant Regulatory Authorities as a result shall be reimbursed in accordance with Section 7.3(c).

3.4 Project Manager. Each party will appoint an authorized individual who will have primary responsibility for day-to-day interactions with the other party for the activities under the Project (“Project Manager”). Each party will use all reasonable efforts to provide the other party with at least [*] days prior written notice of any change in its Project Manager. All communications between Hospira and Cempra regarding the conduct of the activities under the Project will be addressed to its Project Manager.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.5 Development Supplies. Based on Cempra’s final Product formulations, concentration and fill volume and the parties’ agreement to the final Product Specifications, [*] as established pursuant to this Agreement, in effect at the time of manufacture, Hospira will manufacture the Products as media runs and engineering, clinical, registration and process validation batches, or other batches not intended for commercial sale or distribution (“Development Supplies”) at the applicable prices set forth in Exhibit 3.5. The parties acknowledge that Development Supplies include material utilized for development purposes that may be used as clinical trial product and stability testing materials, but do not include materials intended for commercial sale in the market, except as otherwise permitted by Applicable Law. In accordance with a schedule to be mutually agreed by the parties, Cempra shall issue its purchase order(s) for such Development Supplies at least [*] days before any agreed-upon Fill Date. For the sake of clarity, all relevant provisions of Articles 5, 7, 8 and 9 shall apply to the manufacture and delivery of the Development Supplies.

ARTICLE 4. CEMPRA’S REGULATORY SUBMISSIONS

4.1 Regulatory Review.

(a) Upon Cempra’s request, Hospira shall review those portions of Cempra’s proposed regulatory submissions as relate to Hospira’s manufacturing, packaging and quality control procedures before the submissions are filed with relevant Regulatory Authorities and provide advice, comment, and input with respect thereto. Hospira shall complete its review of any English language submissions within [*] days after receipt. For any non-English language submissions, Cempra shall provide Hospira with a submission translated into English and the parties will agree on a reasonable period of time that Hospira may require for review of said submissions, such agreement not to be unreasonably withheld by either party, and Hospira shall review such submission within such agreed-upon time period. [*]

(b) Upon Cempra’s request, Hospira shall consult with and advise Cempra in responding to questions from Regulatory Authorities regarding Cempra’s regulatory submission(s) for the Products; provided, however, that Cempra shall have the final control over such submissions. Hospira shall provide Cempra with cost estimates (which shall include a professional services rate of at its customary per/hour, per/person rates then in effect relative to the work to be performed, and consistent with its charges to other similarly-situated customers, which shall in no event be greater than Commercially Reasonable) for any additional review and consultation as may be required by, or reasonably helpful or required for purposes of any response to or correspondence with any, Regulatory Authorities (for example, for technical responses to a Regulatory Authority finding of deficiency, should one arise). If Cempra approves such costs in writing, Hospira shall perform such services and Cempra shall reimburse Hospira for such approved costs upon completion of the work and within [*] days of receipt of Hospira’s invoice therefor.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.2 Access to Drug Master Files. Hospira shall grant Cempra and its Affiliates sublicensable reference rights (transferable with this Agreement in the event of any assignment of this Agreement permitted under Section 12.5) to all Drug Master Files Hospira maintains for the Facility as reasonably necessary to support Cempra’s [*] regulatory filings, applications, and approvals for the Product, but only in the case where Hospira is the manufacturer of the Product for sale to Cempra[*]. [*] To effect the rights granted by Hospira above, Hospira shall execute certain letters of authorization, which shall be delivered to the appropriate Regulatory Authorities to permit them to consult Hospira’s DMFs in their review of Cempra’s [*] regulatory submissions. Hospira shall send copies of such authorization letters to Cempra [*]. Hospira shall update its DMFs subject to the rights granted above annually and shall inform Cempra prior to making any modifications thereto in order to permit Cempra to amend or supplement any affected regulatory submissions, filings, and/or approvals for the Product.

4.3 Ownership of Regulatory Approvals. The parties agree that, as between the parties, Cempra [*] shall be the sole and exclusive owner(s) of all right, title and interest in and to all Regulatory Approvals related to the API and Product and any submissions for such Regulatory Approvals. Hospira shall reasonably assist Cempra in the preparation of all documents necessary to effect Cempra’s [*] rights in such Regulatory Approval applications and submissions, at the expense of Cempra (which expense shall be at Hospira’s customary per/hour, per/person rates then in effect relative to the work to be performed, and consistent with its charges to other similarly-situated customers [*]. Cempra shall provide to Hospira for its files a final copy of the CMC section of any such applications and/or submissions for Regulatory Approval.

4.4 Regulatory Compliance.

(a) Cempra shall provide to Hospira, within [*] days upon Regulatory Approval, the approved Regulatory Approval dossier information/sections relating to Hospira’s manufacturing, quality control, quality assurance, facilities, personnel, procedures and organization.

(b) Hospira shall discuss any planned changes affecting the approved Regulatory Approval dossier information/sections relating to Hospira’s manufacturing, quality control, quality assurance, facilities, personnel, procedures and organization and use good faith, Commercially Reasonable Efforts to agree with Cempra the changes and the timelines for submission of amendments and variation procedures.

(c) Hospira shall inform Cempra of any changes affecting the approved Regulatory Approval dossier information/sections relating to Hospira’s personnel, procedures and organization within [*] days in case of notifiable changes, respectively within [*] days of becoming aware of the changes for any approvable changes.

(d) Cempra shall discuss any planned changes affecting the approved dossier sections relating to Hospira’s, manufacturing, quality control and quality assurance and agree with Hospira the changes and the timelines for submission of amendments and variation procedures.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) Hospira shall have the right to appoint and/or delegate the above-listed obligations to one or more of its regulatory support personnel at its Affiliates.

ARTICLE 5. MANUFACTURE AND SUPPLY OF PRODUCT

5.1 Purchase and Sale of Product. Pursuant to the terms and conditions of this Agreement and during the Term, Hospira shall manufacture, sell and deliver Product to Cempra. Subject to the limitations and exceptions in Sections 6.1 and 6.10, Cempra shall order, purchase, and take delivery of no less than eighty-percent (80%) of its and its Affiliates’ requirements of the Product for commercial sale as a human pharmaceutical product in the Territory.

5.2 Manufacturing Standards; Changes.

(a) Hospira will manufacture the Product in accordance with the Product Specifications, cGMP and all Applicable Laws, as then in effect. The parties agree that, should Cempra wish to implement any amendment to the Product Specifications (“Discretionary Changes”), Cempra shall provide written notice thereof to Hospira for Hospira’s review and approval, [*]. Each party further agrees promptly to notify the other of any new instructions or changes to the Product Specifications required by the FDA or the Act, or of other Applicable Laws (“Required Changes”) and shall confer with each other with respect to the best means to comply with such instructions or change requirements; [*].

(b) Except as otherwise agreed herein, Hospira shall be responsible for any and all costs with respect to Required Changes that are required to bring its manufacturing operations into compliance with Applicable Laws, including cGMPs, and Cempra shall be responsible for any and all other reasonable, documented costs related to Required Changes affecting the Product. Any Discretionary Changes to the Product Specifications or the Manufacturing Process initiated by either party shall be agreed to by the parties (and, to the extent required by the change control provisions of the Quality & Technical Agreement, shall not be effective until written agreement between the parties pursuant to the change control provisions of the Quality & Technical Agreement), including which party or parties shall be responsible for the funding of such Discretionary Changes; provided, however, that neither party shall unreasonably delay, condition or otherwise withhold its agreement to any Discretionary Changes.

5.3 Government Approvals. Hospira agrees to manufacture and supply those quantities of Products requested in Purchase Orders by Cempra that are necessary to validate Hospira’s manufacturing facilities, obtain Regulatory Approval(s) and build Cempra’s inventory in anticipation of commercial launch of the Products and Cempra shall be required to pay for such Products ordered irrespective of whether the Products ultimately receive all necessary Regulatory Authorities’ approvals.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.4 Active Pharmaceutical Ingredient

(a) Supply.

(i) Hospira shall manufacture Product for Cempra from API that Cempra shall supply to Hospira at no cost. Cempra shall supply API to Hospira in quantities reasonably sufficient to satisfy Hospira’s gross manufacturing requirements of the Product for a particular order of Product no later than [*] days prior to the scheduled Fill Date as mutually agreed by the parties. Hospira shall use the API received from Cempra only for the development activities contemplated by this Agreement and the manufacture of Product for Cempra. Cempra shall deliver API, DDP, the Facility (Incoterms 2010) pursuant to no-cost purchase orders that Hospira issues to Cempra consistent with the foregoing terms.

(ii) With each delivery of API to Hospira, Cempra will include a certificate of analysis, signed by an authorized individual of Cempra (or its designee or API supplier) containing basic information regarding the API, including (A) the manufacturing date of the batch/lot delivered, (B) the batch/lot number, and (C) the quantity of API in such batch/lot as shipped to Hospira. Cempra shall also supply a separate sample (“tailgate sample”; “satellite sample”) containing an amount of API agreed by the parties for each shipment container of API supplied.

(iii) Within [*] days of Hospira’s receipt of any API supplied by Cempra hereunder, Hospira shall (A) perform an identification test on the API and confirm the shipment quantity, (B) perform any other tests mutually agreed upon in writing, and (C) notify Cempra of any inaccuracies with respect to quantity or of any claim that any portion of the shipment fails the identification or other test. In the event Hospira notifies Cempra of any deficiency in the quantity or quality of API received, Cempra shall promptly ship to Hospira, at Cempra’s own expense, the quantity of API necessary to complete the API shipment. In the event Hospira notifies Cempra that the API shipment does not conform to the Active Pharmaceutical Ingredient Specifications, Cempra shall have the right to confirm such findings at the Facility.

(iv) If Cempra determines that such shipment of API conforms to the Active Pharmaceutical Ingredient Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent, neutral expert for testing. If such independent, neutral expert determines that the shipment conforms to the Active Pharmaceutical Ingredient Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples. If Cempra or such independent expert confirms that such shipment does not meet the Active Pharmaceutical Ingredient Specifications, Cempra shall replace, at no cost to Hospira, the portion of the API shipment which does not conform to the Active Pharmaceutical Ingredient Specifications and bear all reasonable, documented expenses of shipping and testing the shipment samples. Notwithstanding the foregoing, the independent expert may also determine that additional sample testing by an independent laboratory is necessary, in which case the parties shall work in good faith to agree on such independent laboratory. The costs for any such independent laboratory API testing shall be borne in the same manner as specified for API testing conducted by the independent expert. Hospira shall dispose of any nonconforming portion of any API shipment as directed by Cempra in writing, in accordance with the waste disposal provisions of Section 5.8 and Cempra’s material safety data sheet (“MSDS”) for the Drug and at Cempra’s reasonable expense.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Title. Notwithstanding the DDP shipping terms of Section 5.4(a)(i), Cempra shall retain title to the API while it is in the Hospira facility. Subject to the limitation in Section 5.4(c), Hospira shall assume responsibility and risk for, and exercise Commercially Reasonable Efforts in, the safekeeping, storage and handling for all shipments of API delivered hereunder and accepted by Hospira.

(c) Loss and Replacement of API. In the event of loss, waste, or damage of any API delivered hereunder or the failure of Product to meet Product Specifications, Cempra shall supply to Hospira replacement API according to the terms set forth in Section 5.4(a), except as otherwise provided herein. If the replacement of such API results from a breach of this Agreement, failure to comply with GMP, Applicable Law, or the Product Specifications, or any negligent act or willful omission by Hospira or any Affiliate thereof (or any employee, agent, or other representative of either of the foregoing) in the manufacture, handling or storage of Product or API, Cempra shall supply to Hospira replacement API and Hospira shall be responsible for the cost of the replacement API equal to Cempra’s purchase cost/kg (as evidenced by Cempra’s invoices). Hospira shall issue Cempra with a credit note (applicable against any amounts due Hospira hereunder) equivalent to the cost of the replacement API no later than [*] days of the determination of Hospira’s liability for such replacement cost; provided, however, that, in the event of the termination or expiry of this Agreement prior to the application of the full amounts of all such credit notes against amounts due Hospira hereunder, Hospira shall pay Cempra the balance remaining of any such credit notes within [*] days of such termination or expiry.

(d) Maximum Liability. Notwithstanding any of the foregoing, in no event shall Hospira’s liability for such replacement costs of API exceed (i) [*] Dollars ($[*]) [*], or (ii) [*] Dollars ($[*]) [*]. This Section 5.4(d) states Cempra’s sole remedy, and Hospira’s sole liability, with respect to any claim arising hereunder for any such loss, damage, or waste of API by Hospira.

5.5 Facility; Dedicated Equipment.

(a) Maintenance of Facility. Hospira shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, licenses and permits as are required by Regulatory Authorities in order for Hospira to perform all of its obligations under this Agreement and to manufacture the Product in accordance with Cempra’s purchase orders therefor.

(b) Dedicated Equipment. At present, the parties anticipate that no specialized or dedicated equipment (“Dedicated Equipment”) will be required of Hospira to manufacture Product for Cempra. In the event that the parties agree to make changes, either to the Product Specifications or to the scope of work as currently described in the Project statement of work, and such changes would require Hospira to use Dedicated Equipment in the manufacture of the Product, Hospira and Cempra shall meet and discuss the methods, means and costs for acquiring, installing and validating any such Dedicated Equipment and the responsibilities of the parties therefor.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.6 Components. Hospira shall be responsible for the procurement and qualification of the Components required for the manufacture of the Product. Hospira will source all of the Components from suppliers that have been approved and qualified by Hospira in accordance with Hospira’s internal vendor qualification and approval processes. The parties understand and agree that Cempra will have reviewed and approved the Components and Component suppliers listed in the Product Specifications. Under no circumstances shall Hospira have any liability to Cempra, nor shall Hospira be deemed to be in breach of this Agreement, if Hospira is unable to supply the Product to Cempra due to a failure of such suppliers to provide such Components to Hospira; provided, however, that Hospira has used all Commercially Reasonable Efforts timely to obtain the Components from approved suppliers in accordance with Cempra’s commercial Product forecasts. Hospira will promptly inform Cempra in writing in the event it anticipates any potential delay in sourcing Components.

5.7 Product Labeling.

(a) Hospira shall label the Product in accordance with the Product Specifications using content provided by Cempra. Cempra shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product and shall have the responsibility, at Cempra’s expense, for (i) ensuring such content is compliant with Regulatory Approval and all Applicable Law and (ii) any changes or supplements to such content, including the expense of securing any approvals required any applicable Regulatory Authority for any such changes or supplements. Hospira shall be responsible for obtaining such labels (and any changes or supplements thereto) and packaging in accordance with content specified by Cempra.

(b) Should Cempra request or be required to make any modifications to Product labeling and/or packaging, it shall submit a written change order to Hospira containing the requested or required modifications, together with any documentation specifying the content of the new labeling and/or packaging, including all necessary photo-ready art (or its substantial equivalent). Hospira shall promptly provide Cempra with a statement of charges for the work to be performed based on its customary per/hour, per/person rates then in effect and its estimated timeline for implementing the changes. Upon written approval by Cempra, which approval shall not be unreasonably withheld, delayed, or conditioned, Hospira will perform all requested or required labeling and packaging work. Cempra shall pay Hospira for the work performed pursuant to the approved charges, in addition to reimbursing Hospira for the cost of any existing labeling and packaging that has become obsolete as a result of such changes.

5.8 Off-Site Waste. If necessary, Hospira shall hire, direct and pay all costs for a waste contractor to remove all Waste from Hospira’s manufacturing facility for Product consistent with the Product’s MSDS. Hospira shall only dispose of Specially Regulated Waste at sites and through waste management vendors that have been approved in writing by Cempra, whose approval shall not be withheld unreasonably. Hospira shall document the destruction of any Specially Regulated Waste in writing and provide copies of such written documentation to an authorized representative of Cempra. Cempra maintains the right, but not the obligation, to witness the actual disposal of Specially Regulated Waste. Cempra shall, upon request by Hospira, provide the MSDS for the API and the MSDS for the Product to Hospira.

5.9 Delivery. Hospira shall deliver the Product to Cempra, EXW (Incoterms 2010), the Facility. Title to and risk of loss over the Products shall pass to Cempra at the time the Product is placed at the disposal of Cempra’s designated carrier at the loading dock of the Facility. Hospira shall not deliver any Product until both Hospira and Cempra have released such Product pursuant to the Product Specifications and/or the Quality & Technical Agreement. Cempra shall bear all freight, handling, insurance, duties, taxes and shipping expenses. For any shipments outside the United States, Cempra (or its designee, which may include any Affiliate of Cempra or any licensee or sub-licensee of Cempra or any Affiliate thereof) shall be the exporter of record; provided, however, that Hospira shall assist Cempra in the preparation of any required export documentation.

5.10 Price and Payment.

(a) Product Pricing. Hospira shall invoice Cempra for Product it delivers to Cempra at the [*] price(s) as set forth in the pricing tables on Exhibit 5.10. Each invoice shall reference the price of the Product in effect on the date of Hospira’s invoice. All pricing is firm through December 31, 2013. Beginning January 1, 2014 and on each succeeding January 1st thereafter during the Term, Hospira shall have the right to increase the price(s) of the Product once annually. Price increases shall be effective for deliveries beginning January 1st of each calendar year. Such increases shall not exceed the lesser of (i) the amount of any actual increases in Hospira’s manufacture of Product or (ii) an amount equal to the annual percentage increase for the most recent twelve (12) month period for which figures are [*]. Hospira shall use all Commercially Reasonable Efforts to provide written notice to Cempra of any anticipated price increase no later than October 31st of any calendar year.

(b) Pricing Reconciliation. Within [*] days after the close of any Commercial Year in which Cempra has ordered Product for delivery in such Commercial Year [*] the parties will jointly conduct a reconciliation process under which adjustments to the price previously applied to Hospira’s commercial Product invoicing will be made to determine the credit amount that may be due to Cempra (and which can be applied by Cempra to any then-current or future amounts due Hospira), such that the amount of such credit will equal the difference between the total amount paid (or owed) by Cempra based on the prices invoiced at the time of delivery and the amount that would have been paid or owed Hospira had the price charged for all units delivered in such Commercial Year equaled [*] for each Product and batch size based on the unit volumes thereof ordered for delivery in such Commercial Year. For illustrative purposes, [*]

[*]

[*]

[*]

(c) Payment. Hospira shall invoice Cempra upon delivery of the Product. Cempra shall make payment net [*] days from the date of receipt of Hospira’s invoice.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Taxes; Fees. Cempra shall pay all federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income or any similar tax assessed or imposed on Hospira), lawfully assessed or charged on the manufacture or sale of the Product that Hospira manufactures, sell and delivers pursuant to this Agreement. In particular, Cempra shall be responsible for and pay all Prescription Drug User (PDUFA) annual establishment fees imposed on Cempra with respect to the Product. Cempra shall provide Hospira with copies of any tax exemption form(s) or similar documentation if it intends to claim exemption for taxes or similar charges in any state(s) (in the U.S.) or other jurisdictions where the Product is to be shipped.

5.11 Inspection; Nonconforming Product.

(a) Documentation; Inspection. Upon completion of the manufacture of each batch of Product, Hospira will provide Cempra with a Certificate of Analysis confirming that the batch was manufactured in conformity with the Product Specifications, cGMP, and all Applicable Laws. In addition, Hospira will provide Cempra with a copy of the Master Batch Record and all other documents and records as required by the Quality & Technical Agreement for Cempra’s (or its Affiliates’, or Cempra’s or its Affiliates’ licensees’, or sublicensees’) release of the batch and such samples of the batch that Cempra may reasonably request. Cempra shall have a period of thirty (30) days from the date of its receipt of all such documentation (and if, applicable, batch samples) to inspect, and accept or reject, the corresponding batch as conforming or non-conforming with the Product Specifications. If Cempra rejects the batch, it shall promptly so notify Hospira. If, as a result of further review and testing, Hospira determines that the Batch does conform to the Product Specifications, Hospira shall so notify Cempra and the parties shall then submit samples of such batch to a mutually acceptable independent, neutral expert for testing.

(b) Testing. If such independent, neutral expert determines that the batch conforms to the Product Specifications, Cempra shall bear all reasonable, documented expenses of shipping and testing such batch samples and Cempra shall be responsible for Hospira’s invoice price of the batch. If such independent expert confirms that the batch does not meet the Product Specifications, Hospira shall bear all reasonable, documented expenses of shipping and testing the batch samples. Notwithstanding the foregoing, the independent expert may also determine that additional sample testing by an independent laboratory is necessary, in which case the parties shall use good faith efforts to agree on such independent laboratory and the allocation of the costs thereof. Absent error, negligence, and misconduct, the test results of the independent expert (or those of the independent laboratory, if so referred by the expert) shall be binding on the parties.

(c) Replacement; Disposition of Rejected Product. If a batch is rejected due to Hospira’s actual failure to manufacture, store, or handle the Product in conformity with the Product Specifications, cGMP, and all Applicable Laws, then Hospira shall (i) reimburse Cempra for its actual cost/kg of the API used in the manufacture of such Product, subject to the limitations set forth in Section 5.4(d), and (ii) Hospira will use all Commercially Reasonable Efforts to replace the portion of any batch which does not conform to the Product Specifications, cGMP, and Applicable Law with Products manufactured in accordance with the Specifications, cGMP and Applicable Laws as soon as reasonably practicable, given manufacturing capacities and scheduling at the Facility; provided, however, that (A) to the extent necessary to manufacture any such replacement Product, Cempra provides sufficient replacement API to Hospira in accordance with the provisions of Section 5.4(c), and (B) in the event of any termination or expiry of this Agreement prior to start of manufacturing of any lot or batch of such replacement Product, Cempra shall be entitled, upon Cempra’s election and written request, to receive from Hospira, in lieu of such replacement, a prompt refund of any amount paid with respect to the nonconforming Product. Hospira shall, as directed by Cempra, dispose of any rejected Products at Hospira’s own cost and expense in accordance with the waste disposal provisions of Section 5.8 and Cempra’s MSDS for the Drug and the Product.

(d) Deemed Acceptance; Latent Defects. Any Product that Cempra does not reject pursuant to this Section 5.11 shall be deemed accepted, and all claims with respect to Product not conforming with Product Specifications are waived by Cempra, except as to latent defects which are not reasonably discoverable by the exercise of ordinary diligence by reasonable visible inspection and other testing, if any, as agreed by the parties in the Quality & Technical Agreement to be part of Cempra’s inspection and acceptance process for Product after delivery by Hospira, render the Product not conforming to Product Specifications, cGMP, and Applicable Law, and are primarily caused by negligence, fault, failure to comply with Applicable Law or cGMP, or failure to manufacture Product in accordance with the Product Specifications and Manufacturing Process on the part of Hospira (or any Affiliate thereof or Third Party contractor supplier of Hospira or any Affiliate thereof). The parties shall consult in good faith to attempt to confirm the cause of the latent defect. If the parties do not agree as to whether the Product is non-conforming, they shall submit samples of such Product for independent testing in accordance the provisions of Section 5.11(b). If it is confirmed that the cause of the latent defect is primarily attributable to Hospira (or any Affiliate thereof or Third Party supplier or contractor of Hospira or any Affiliate thereof) consistent with the foregoing, then Hospira will promptly replace at no cost to Cempra all such non-conforming Products with Products that meet the Product Specifications and are manufactured in accordance with cGMP and Applicable Law, subject to the provisions of Sections 5.4(c) and (d); provided, however, that in the event of any termination or expiry of this Agreement prior to start of manufacturing of any lot or batch of such replacement Product, Cempra shall be entitled, upon Cempra’s election and written request, to receive from Hospira, in lieu of such replacement, a prompt refund of any amount paid with respect to the nonconforming Product. All other relevant provisions of this Section 5.11 shall apply to the testing and release of such replacement Products.

5.12 Miscellaneous.

(a) Rework. Rework that becomes necessary as a result of changes proposed or required by Cempra shall be billed separately at a commercially reasonable fee to be mutually agreed between the parties in writing.

(b) Sub-Lots. Should Cempra desire Hospira to split a manufacturing lot of Product into up to two (2) sub-lots during packaging, Hospira will charge a split fee of [*] Dollars ($[*]) for each sub-lot packaged. Should Cempra request more than two (2) sub-lots per batch, the parties will discuss and agree to more reasonably cost-effective alternatives.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Storage Fee. Cempra will use Commercially Reasonable Efforts to take delivery of the Products from the Facility no later than [*] days after full release and clearance of the Products. A storage fee of [*] Dollars ($[*]) [*] shall be due and payable to Hospira if Cempra stores Product at the Facility for more than [*] days after the date of Hospira’s notice to Cempra that such Product is available for delivery; [*].

ARTICLE 6. ORDERS AND FORECASTS

6.1 Three Year Product Supply Forecast. For capacity planning purposes, no later than [*] months in advance of Cempra’s anticipated date of initial Regulatory Approval or Cempra’s desired commercial Product availability date, Cempra shall provide Hospira with a non-binding, written forecast of its estimated annual requirements of Product for the first three (3) Commercial Years. Thereafter, by [*] of each Commercial Year, Cempra shall update this three (3) year forecast for the three (3) year period commencing on January 1st of the next Commercial Year. Within [*] days after receipt of each such forecast, Hospira shall provide Cempra with (a) a written acceptance of each Commercial Year’s estimate contained within such forecast and accordingly plan to allocate its Facility capacity to manufacture Product for Cempra for each such Commercial Year, or (b) a written rejection of one (1), two (2), or three (3) of the Commercial Year estimates set forth in such forecast and written acceptance of the Commercial Year estimates in such forecast that it did not reject; [*] Any written acceptance of the estimated amount for a particular Commercial Year shall constitute Hospira’s Product supply commitment (“Product Supply Commitment”) for such Commercial Year and Hospira shall, notwithstanding anything to the contrary, be obligated to supply Product up to such amount to Cempra, but only to the extent of Cempra’s compliance with the forecasting and ordering provisions set forth in this Agreement. If Cempra delivers, and Hospira accepts, as part of a subsequent three (3) Commercial Years forecast an updated forecast for any Commercial Year covered in a previously-provided forecast hereunder, such subsequent forecast shall constitute Hospira’s Product Supply Commitment for such previously covered Commercial Year and be subject to Hospira’s supply obligations above. If Hospira rejects any Commercial Year forecast as set forth above, (y) Hospira and Cempra shall meet as soon as possible to discuss in good faith the quantities of Product that Hospira could provide during such Commercial Year and the reasons for such rejection, and (z) use Commercially Reasonable, good faith efforts to agree in writing on the amount that shall be Hospira’s Product Supply Commitment for such Commercial Year and be subject to Hospira’s obligation above. To the extent that Cempra’s Product requirements in any Commercial Year exceed Hospira’s Product Supply Commitment therefor, Cempra shall have the right to have such excess requirements manufactured by Cempra, any Affiliate thereof, or any Third Party, without breach of Section 5.1.

6.2 First Purchase Order. The parties shall cooperate in estimating and scheduling production for Cempra’s first commercial order of Product, which in any case Cempra shall use Commercially Reasonable Efforts to place no later than [*] months in advance of the anticipated date of Regulatory Approval or Cempra’s desired commercial Product availability date.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.3 Rolling Forecast. Concurrent with the placing of its first commercial order of Product, and during each calendar quarter thereafter, Cempra shall provide to Hospira a good faith, estimated rolling forecast of the quantity of Products that Cempra expects to order for the coming [*] [*] period of time (each, a “Rolling Forecast”). The first [*] [*] of each Rolling Forecast shall be considered a binding commitment upon Cempra to purchase quantities described therein and a binding commitment upon Hospira to produce and deliver such quantities on the delivery dates described therein (“Firm Order Period”). The last [*] [*] of each Rolling Forecast shall be non-binding upon the parties. The Project Managers, or their designees, shall review each Rolling Forecast to ensure that each Rolling Forecast delivered by Cempra is consistent with the requirements of this Agreement and, if necessary, to use good faith efforts to adjust such Rolling Forecasts in order to meet Cempra’s ongoing requirements for the Product and to take into account Hospira’s manufacturing schedule at the Facility.

6.4 Purchase Orders. Cempra shall submit to Hospira firm purchase orders for the purchase of Product (each, a “Purchase Order”) for the quantities of Product Cempra intends to purchase and the required delivery date(s); provided, however, that no delivery date in any Purchase Order is either (a) less than [*] days from [*], or (b) [*] days prior to the requested delivery date. Hospira shall use Commercially Reasonable Efforts to meet the delivery dates set forth in each Purchase Orders. All Purchase Orders shall reference this Agreement and shall be governed exclusively by the terms contained herein. Cempra shall set forth in each Purchase Order (w) the quantity of Product ordered, (x) the amount of API estimated to be required to fill the Purchase Order (based on yield information provided by Hospira), (y) the specified delivery date(s) and delivery instructions, and (z) the price to be paid for the Product.

6.5 Purchase Order Acceptance. Hospira will confirm each Purchase order issued in accordance with Section 6.4 within [*] Days after receipt and shall confirm to Cempra its acceptance of the Purchase Order, delivery date(s), the quantity of Products ordered and the purchase price to be paid by Cempra.

6.6 Excess Quantities. Hospira shall accept all Purchase Orders specifying quantities of Product up to [*] percent ([*]%) in excess of the quantities listed in the corresponding Firm Order Period. Hospira shall not be obligated to supply quantities of Product over and above such [*] percent ([*]%) excess amount (“Non-Binding Excess”) but shall use Commercially Reasonable Efforts to manufacture and deliver to Cempra all or part of the Non-Binding Excess within [*] days of issuance of the relevant Purchase Order. In no event, however, shall Hospira be required to supply any Product in excess of its applicable annual Product Supply Commitment except to the extent any relevant Purchase Orders therefor are confirmed by Hospira.

6.7 Format of Forecasts and Purchase Orders. Cempra shall submit each Rolling Forecast and all Purchase Orders electronically in spreadsheet form and will specify the quantities of Products in units and the Hospira product number (list number/inventory number).

6.8 Minimum Purchase Requirement. Cempra agrees to purchase from Hospira in each Commercial Year not less than a stipulated percentage of its annual forecast of the Product in accordance with the provisions of this Section 6.8 (“Minimum Purchase Requirement”). The percentage shall be calculated on the number of units of Product estimated to be required for delivery in a particular Commercial Year in the most recent annual forecast that Cempra provides

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

to Hospira pursuant to Section 6.1. Cempra’s Minimum Purchase requirements are as follows: [*]. In lieu of Cempra taking delivery of all of the Minimum Purchase Requirement, Cempra shall have the option to pay the shortfall of the Minimum Purchase Requirement at the prices set forth in Exhibit 5.10 and waive Hospira’s manufacture and delivery obligations for the Product. In the latter event, Hospira shall invoice Cempra for the amount payable, and Cempra shall pay Hospira such amount within [*] days after receipt of Hospira’s invoice. Notwithstanding anything of the foregoing, all Product paid for by Cempra shall count towards the Minimum Purchase Requirement and, in the event Cempra pays for all Product delivered by Hospira in a particular Commercial Year and the amount set forth above with respect to any waiver of Hospira’s manufacture and delivery obligations with respect to such Commercial Year, Cempra shall be deemed to have satisfied its Minimum Purchase Requirement with respect to such Commercial Year.

6.9 Purchase Order Changes; Cancellations.

(a) Changes. If Cempra requests that changes be made to any of its Purchase Orders within the Firm Order period, Hospira shall use Commercially Reasonable Efforts to accommodate such changes within reasonable manufacturing capabilities and efficiencies. If Hospira can accommodate such changes, but would incur additional expenses in making such changes, Hospira shall advise Cempra of any costs associated therewith. If Cempra agrees in writing to accept these costs, Hospira will make the changes to the Purchase Orders and add the extra costs to the relevant invoice. If Hospira cannot accommodate such change, Cempra shall nonetheless be bound to its original Purchase Orders.

(b) Cancellations. If Cempra cancels any Purchase Order within the Firm Order Period, Hospira shall be relieved of its manufacturing obligations relating to such order; provided, however, that [*]. The foregoing provisions of this Section 6.9(b) shall apply, mutatis mutandis, with respect to any Purchase Order to the extent that Cempra has not supplied sufficient API to allow Hospira to fulfill such Purchase Order or Cempra acts in any other manner that effectively materially interferes with Hospira’s ability to fulfill such Purchase Order.

6.10 Shortage of Supply; Supply Failure. In the event that Hospira is unable to manufacture and supply the Product in accordance with Cempra’s Purchase Orders, Hospira shall notify Cempra promptly in writing.

(a) If such inability is not (i) caused by an event of force majeure, (ii) primarily attributable to Cempra’s acts or omissions or breach of its obligations under this Agreement, or (iii) attributable in whole or in part to Component suppliers’ acts or omissions despite Hospira’s commercially reasonable efforts to obtain the relevant Components from all approved suppliers for such Components, then Hospira shall be solely responsible for undertaking all commercially reasonable measures to minimize any possible shortage of Product to Cempra as a result of its manufacturing issues. If Hospira cannot undertake such measures promptly, then either party may request that the Project Managers convene a meeting to discuss possible remedial action.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) If such inability is due to Cempra not supplying sufficient Drug to allow Hospira to fulfill any Purchase Order, then with respect to any Product is unable to manufacture and supply to Cempra as a result of such failure by Cempra, Cempra shall remain liable for the full amount of the Purchase Order, regardless of whether Hospira manufactures the Product or whether Cempra takes delivery of the Product.

(c) If due to an inability to supply Product as described in Section 6.10(a), Hospira delivers less than [*] percent ([*]%) of the number of units of Product ordered by Cempra within [*] days of the delivery date(s) specified in the most recent Rolling Forecast therefor in any [*] [*] periods (“Supply Failure”), then [*]; and

(d) Cempra shall have the right to purchase all or a portion of its or its Affiliates requirements of the Product from an alternative supplier, in each case until [*].

(i) If, [*].

(ii) If [*].

ARTICLE 7. QUALITY

7.1 Quality Control. Hospira shall apply its quality control procedures and in-plant quality control checks on the manufacture of Product for Cempra in (a) accordance with the provisions of the Quality & Technical Agreement, (b) a Commercially Reasonable manner, and (c) in a manner sufficient to ensure compliance with the Product Specifications, cGMP, and all Applicable Laws. In addition, Hospira will test and release Product in accordance with the test methods described in Exhibit 7.1, cGMP, and all Applicable Laws to ensure that Product conforms to the Product Specifications. The parties may change the test methods from time to time by mutual agreement.

7.2 Quality Agreement. The parties shall use Commercially Reasonable Efforts to negotiate and execute a quality agreement in a form reasonably consistent with the form of Quality & Technical Agreement under negotiation by the Parties as of the Effective Date, and to be attached hereto as Exhibit 7.2 not later than [*] days after the Effective Date.

7.3 Audit Rights.

(a) General Audit. Upon no less than [*] days prior written notice to Hospira, Cempra shall have the right to have representatives or designees (which may include representatives of Cempra’s Affiliates, or Cempra’s or its Affiliates’ licensees or sublicensees) visit the Facility during normal business hours to review Hospira’s manufacturing and development operations, documents, and records relating to the Product and assess its compliance with cGMP, Applicable Laws, the Product Specifications, and quality assurance standards and to discuss any related issues with Hospira’s manufacturing and management personnel. Hospira shall provide Cempra and any such designees with copies of Hospira’s manufacturing records (including the Master Batch Record) and any other relevant documentation relating to the Products or the development or manufacture thereof under this Agreement for the purposes of assuring Product quality and compliance with this Agreement and/or agreed-upon manufacturing procedures. Such general audits shall (i) be limited to [*], (ii) last for no more than [*] days, and (iii) may be conducted not more than [*].

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) For Cause Audits. Cempra shall also have the right to conduct (or to cause Hospira to allow Cempra’s Affiliates or any of Cempra’s Affiliates’ licensees or sublicensees to conduct) “for-cause” audits to address material product or safety concerns related to Product failures related to [*]. Product failures would include issues related to stability out of specification, sterility, labeling or container integrity. Cempra shall notify Hospira in writing in advance of any such audit and thereafter, the parties shall mutually agree on the timing of the audit, such agreement not to be unreasonably withheld by either party. Each for-cause audit shall be limited to [*], for no more than [*] days, except to the extent that the parties mutually agree, such agreement not to be unreasonably withheld by either party, that a longer for cause audit period is required.

(c) Regulatory Authority Inspections. Hospira also agrees to allow the FDA, Health Canada and the EMA to conduct any pre-Regulatory Approval or “for cause” inspection of the Facility related to the manufacture of the Product which the FDA, Health Canada and the EMA requests or requires and Hospira agrees to reasonably cooperate with the FDA, Health Canada and the EMA in connection with such inspection. Hospira will provide Cempra with notice of any such inspection as soon as practicable. In the event that a Regulatory Authority other than the FDA, Health Canada and the EMA, requests or requires an audit or inspection of the Facility in connection with the manufacture of the Product, Hospira shall allow (and agrees to reasonably cooperate with respect to) such audit or inspection and be entitled to charge a fee of [*] Dollars ($[*]) per each such Regulatory Authority inspection, with the exception of any “for cause” Regulatory Authority inspection (“for cause” being defined in a manner materially similar to that set forth in Section 7.3(b)).

(d) Confidential Information in Audits. Audits pursuant to the foregoing may involve the transfer of Hospira’s Confidential Information to Cempra (including representatives of Cempra’s Affiliates, or Cempra’s or its Affiliates’ licensees or sublicensees), and any such Confidential Information shall be subject to the terms of Article 11 hereof. Cempra shall ensure that any of the foregoing persons not in privity to or with this Agreement shall have signed an agreement containing terms and conditions regarding the non-disclosure and non-use of Confidential Information that are not materially less restrictive as those under this Agreement. The results of such audits and inspections shall, subject to the exceptions set forth in Section 1.15, be considered Confidential Information and shall not be disclosed to Third Parties, including the FDA, Health Canada and the EMA, unless required by law or as otherwise permitted under Article 11, and only then upon prior written notice to Hospira.

(e) [*]

7.4 Change in Product Specifications; Manufacturing Process. Each of Cempra and Hospira agrees that it will not change the Product Specifications or any aspect of the Manufacturing Process (including changes to the Components, equipment, processes or procedures used to manufacture Product) without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed, or conditioned. Upon agreement, the parties shall implement all such changes in accordance with the provisions of Section 5.2 and the change control provisions of the Quality & Technical Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.5 Complaints and Adverse Reactions. Each party shall promptly advise the other in writing of any complaints, notices of Adverse Drug Experience(s) or event reports, safety issues or toxicity issues relating to the Products of which it becomes aware, and which may be the result of, or have an effect on, the Product manufacturing operations performed by Hospira. Cempra shall be responsible for all reporting of such information to Regulatory Authorities. Hospira shall promptly evaluate any complaint or notice of Adverse Drug Experience(s) and reasonably assist Cempra in responding to the same. To such end, Hospira shall promptly comply with Cempra’s reasonable requests for information, documentation and other records in its possession that relate to Hospira’s manufacture, handling, or storage of the Product that are reasonably necessary to enable Cempra, and any Third Party designated by Cempra, to evaluate and ensure compliance with any Adverse Drug Experience(s) reporting policies and procedures and compliance with any Applicable Laws.

7.6 Record Keeping. Hospira shall supply Cempra with such records documenting the development work as foreseen in the Project Statement of Work or as are otherwise requested by Cempra. Hospira shall retain all records documenting the development work and all records relating to the manufacture of each batch of Products for not less than five (5) years or for such longer period as required by Applicable Law. Thereafter, Hospira shall not destroy such records without giving Cempra prior written notice of such proposed destruction and the reasonable opportunity further to store such records or to have such records shipped to Cempra, at Cempra’s reasonable, documented expense.

7.7 Failed Batch. In the event that any batch of the Product fails the testing requirements set forth in Section 5.11 as a result of non-compliance with cGMP, Applicable Law, or the Product Specifications, or otherwise fails to meet the Product Specifications, Hospira shall notify promptly Cempra in writing (and in any event within [*] Days of discovery of any such failure), investigate such failure, and cooperate fully with Cempra in attempting to determine the cause of the failure. Hospira shall (a) keep Cempra promptly informed in writing of the status of any such investigation, (b) [*], (c) promptly provide Cempra with copies of all batch records associated with such batch failure, to the extent reasonably requested by Cempra in writing, and (d) upon completion of the investigation, shall provide Cempra with a final written report describing the cause of the failure and summarizing the results of the investigation.

7.8 Product Recalls.

(a) In the event (i) any Regulatory Authority or other national government authority issues a request, directive or order that the Product be recalled, withdrawn, or the subject of a field correction (a “Recall”); (ii) a court of competent jurisdiction orders a Recall of Product; or (iii) Cempra or Hospira reasonably determines that Product should be Recalled, the parties shall take all reasonably appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the Recall.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) In the event that a Recall of Product results from a breach of Hospira’s express warranties under Sections 8.2(a) and 8.2(b), Hospira shall be responsible for, as elected by Cempra in writing (i) promptly replacing the quantity of Products that were Recalled at no cost to Cempra, or (ii) issuing a credit to Cempra in the amount paid by Cempra with respect to such Product (which credit shall, to the extent not applied against amounts due Hospira hereunder, be promptly refunded to Cempra following termination or expiry of this Agreement). If Cempra elects Product replacement pursuant to the foregoing, Hospira shall use all Commercially Reasonable Efforts to replace such Product as soon as reasonably practicable. In addition, Hospira agrees that it shall be responsible for all reasonable, documented costs and expenses incurred with respect to any Recall, [*], but shall not be responsible for any lost profits, nor the cost to replace API to the extent such cost would be in excess of the limitations stated in Section 5.4(d). In the event that the Recall does not result from the breach of Hospira’s express warranties or other obligations under this Agreement, Cempra shall be responsible for its reasonable, documented costs and expenses of the Recall.

ARTICLE 8. WARRANTIES; COVENANTS AND INDEMNIFICATION

8.1 Cempra’s Express Warranties and Covenants. Cempra represents, warrants and covenants to Hospira that:

(a) the API delivered to Hospira pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any other Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery, and will not be an article which, under the provisions of Sections 404 and 505 of the Act, may not be introduced into interstate commerce;

(b) the API supplied to Hospira hereunder shall have been manufactured in accordance with all applicable cGMP (including ICH Q7A) and meets the API Specifications set forth on Exhibit 1.3;

(c) all specifications for the Product, including the API Specifications and Product Specifications, that Cempra provides to Hospira (or that are agreed upon by the parties hereunder) shall conform to the relevant portion(s) of any application for Regulatory Approval that Cempra files with the relevant Regulatory Authorities;

(d) as of the Effective Date, to Cempra’s knowledge, having conducted Commercially Reasonable inquiries and searches, the use by Hospira of the Cempra Intellectual Property and the Manufacturing Process in accordance with the Product Specifications hereunder, without taking into consideration any technology or intellectual property rights not related to the Product that Hospira uses in its business generally or independently determines or suggests to apply to the development or manufacture of Product hereunder, does not infringe any patent rights of a Third Party in the US or European Union

(e) as of the Effective Date, to Cempra’s knowledge, the use by Hospira of the Cempra Intellectual Property and the Manufacturing Process in accordance with the Product Specifications hereunder, without taking into consideration any technology or intellectual property rights not related to the Product that Hospira uses in its business generally or independently determines or suggests to apply to the development or manufacture of Product hereunder, will not constitute the misappropriation of any Third Party’s trade secrets, or other similar intellectual property rights;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(f) Cempra has the right to have Products made on its behalf by Hospira as an authorized manufacturer pursuant to this Agreement under Cempra Intellectual Property, including any Cempra Intellectual Property controlled by Cempra by license from Third Parties;

(g) to Cempra’s knowledge, without taking into consideration any technology or intellectual property rights not related to the Product that Hospira uses in its business generally or independently determines or suggests to apply to the development or manufacture of Product hereunder, the practice of the Cempra Intellectual Property by Hospira as contemplated by this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Cempra or any Affiliate thereof is a party or by which Cempra or any Affiliate thereof is bound; and

(h) it will not sell Product into any regulatory jurisdiction unless and until it receives any necessary Regulatory Authority approvals therefor.

(i) CEMPRA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, EXCEPT THOSE EXPLICITLY SET FORTH IN THIS AGREEMENT. CEMPRA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR API OR A PARTICULAR PURPOSE

8.2 Hospira’s Express Warranties and Covenants. Hospira represents and warrants to Cempra that:

(a) all Product that Hospira delivers to Cempra pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of all Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce;

(b) all Product Hospira delivers to Cempra pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall be manufactured (i) in accordance and conformity with the Product Specifications and (ii) in compliance with cGMP and all Applicable Laws, including those relating to the environment, food or drugs and occupational health and safety, including those enforced or promulgated by the FDA (including compliance with cGMP);

(c) in the performance of Hospira’s obligations under the Statement of Work and this Agreement, Hospira will not knowingly incorporate into its manufacturing process or Product, practice, or cause Cempra or any other recipient of Products to practice (or sell, offer for sale, or import) any technology claimed in any patents or constituting trade secrets of a Third Party for which it does not have a license that permits Hospira to (i) do so and (ii) grant to Cempra the licenses and other rights otherwise granted to Cempra hereunder, provided, however, that the foregoing shall not apply to any claim that any processes specifically requested by Cempra (as part of the Product Specifications or otherwise), or that the composition of the Drug, so infringe any Third Party patents or misappropriate any third party trade secrets;

(d) Hospira and its Affiliates require, and have executed, employment or similar agreements of all of their employees, officers, directors, and other representatives that contain enforceable terms sufficient to enable Hospira to assign and license to Cempra the rights and assets purported to be assigned and licensed to Cempra under this Agreement, including such license and assignments set forth in Article 9;

(e) [*]

(f) The foregoing warranties shall not extend to any Product non-conformity or defect to the extent caused by API supplied by Cempra to Hospira. Subject to Hospira’s indemnity obligations in Section 8.3, the replacement provisions of Sections 5.4(c), 5.11(c) and 7.8(b) shall be Cempra’s sole and exclusive remedies for nonconforming or defective Products; and

(g) HOSPIRA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, EXCEPT THOSE EXPLICITLY SET FORTH IN THIS AGREEMENT. HOSPIRA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.3 Mutual General Warranties. Each party hereby represents and warrants that:

(a) it is duly organized and validly existing under the laws of the country of its organization or state of incorporation, as applicable, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) its performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which such party or any Affiliate thereof is a party or by which it or any Affiliate thereof is bound and will not conflict with or constitute a default under its corporate charter or bylaws (or those of any Affiliate thereof);

(c) neither it nor any of its officers, directors or employees has been debarred or convicted of a crime which could lead to debarment under 21 U.S.C. Section 335a and 335b or any similar status with respect to any Regulatory Authority outside the United States, and it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b) or subject to any similar status with respect to any Regulatory Authority outside the United States;

(d) it has the full right, power and authority to grant any of the licenses granted by it hereunder;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) it has the full right, power and authority to assign Intellectual Property pursuant to Article 9 of this Agreement, and, in the case of Hospira, that its employees shall be the sole inventors and creators of such Intellectual Property (except to the extent sharing ownership with employees or contractors of Cempra or any Affiliate thereof, in which case, such employees of Hospira shall be joint inventors therewith); and

(f) it will provide the other party with prompt written notice of any facts or circumstances (whether occurring prior to or after the date hereof) which cause or may cause any of the representations and warranties contained in this Article 8 not to be true, accurate or complete as of the date hereof or as of any date during the Term of this Agreement.

8.4 Indemnification by Hospira. Hospira shall indemnify, defend and hold Cempra, its Affiliates, and their respective, officers, directors, agents, servants and employees (“Cempra Indemnitee”) harmless against all claims, losses, actions, damages (including injuries to, or death of any person, or injury to, or destruction of, property), liabilities and expenses (including reasonable attorneys fees) and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (“Losses”) to which any Cempra Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) against a Cempra Indemnitee to the extent arising out of or attributable to (a) personal injury, including death, caused by any negligent or wrongful act or omission, breach of this Agreement, or failure to comply with Product Specifications, cGMP, or Applicable Law on the part, in each case, of Hospira, its Affiliates, or any of its or its Affiliates’ employees, agents, contractors, or representatives or (b) any alleged or actual infringement or misappropriation of any Third Party Intellectual Property arising from the performance of the Project or manufacture of Product hereunder by Hospira, but only to the extent such Claims are not based on (i) the composition of matter of the Drug or, to the extent reflecting the portion of the Product Specifications provided by Cempra (and not provided or proposed by Hospira), Product, (ii) the Manufacturing Process, or (iii) any process specifically proposed, or described in the portion of the Product Specifications provided by Cempra; except, in each case, to the extent such Claims or Losses result from the negligence or willful misconduct of any Cempra Indemnitee or the breach by Cempra of any express warranty or representation made by Cempra in this Agreement.

8.5 Indemnification by Cempra. Cempra shall indemnify, defend and hold Hospira, its Affiliates, and their respective officers, directors, agents, servants and employees (“Hospira Indemnitee”) harmless against all Losses to which any Hospira Indemnitee may become subject as a result of any Claim against a Hospira Indemnitee to the extent arising out of or attributable to (a) any infringement of any Third Party Intellectual Property arising from the performance of the Project or manufacture of the Product hereunder by or on behalf of Hospira to the extent such Claims are based on (i) the composition of matter of the Drug or, to the extent reflecting the portion of the Product Specifications provided by Cempra (and not provided or proposed by Hospira), any formulations thereof or Product, (ii) the Manufacturing Process (or intermediates arising as a result thereof), or (iii) any process specifically proposed, or described in the portion of the Product Specifications provided, by Cempra; (b) personal injury, including death, caused by (i) the use of or lack of safety or efficacy of any Product used or sold by or on behalf of Cempra, its Affiliates, or any licensees or sublicensees of any of the foregoing or (ii) any negligent or wrongful act or omission on the part of Cempra, its employees, agents or representatives; or (c) Cempra’s breach of this Agreement or failure to comply with Applicable Laws with respect to, in each case, its activities with respect to the Product; except, in each case, to the extent such Claims or Losses result from the negligence or willful misconduct of any Hospira Indemnitee or the breach by Hospira of any express warranty or representation made by Hospira in this Agreement.

8.6 Conditions of Indemnification. Each party’s agreement to indemnify, defend, and hold harmless under Section 8.4 or 8.5, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying party of any claim, demand or action arising out of the allegedly or actually indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified party has actual knowledge of the applicable Claim, (b) permitting the indemnifying party to, if and as elected by the indemnifying party, assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any Claim subject to indemnification, (c) assisting the indemnifying party, as reasonably requested by the indemnifying party and at the indemnifying party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim, (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, and (e) furnishing promptly to the indemnifying party copies of all notices and documents (including court papers) received by any indemnified party in connection with the Claim for which indemnification is being sought; provided, however, that, if the party entitled to indemnification hereunder fails to comply with any of the foregoing conditions, the indemnifying party will only be relieved of its indemnification obligation under this Agreement to the extent materially prejudiced by such failure. In no event may the indemnifying party compromise, settle, or enter into any voluntary disposition of any claim, demand or action subject to indemnification under this Article 8 in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party. In the event the indemnifying party assumes control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any Claim, the indemnified party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense with respect thereto.

8.7 Limitations on Damages.

EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNITY OBLIGATIONS OR BREACHES OF SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS RESULTING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9. INTELLECTUAL PROPERTY RIGHTS

9.1 Hospira’s Proprietary Rights. Except as otherwise provided in this Article 9, Hospira has granted no license, express or implied, under this Agreement to Cempra to use Hospira Intellectual Property for the development, manufacture and supply of the Product.

9.2 Project and Other Intellectual Property Rights.

(a) All Intellectual Property developed by Hospira, solely or jointly with any Affiliate of Hospira or Third Party, pursuant to or in the performance of Hospira’s obligations under this Agreement, or as a result of Hospira’s knowledge or use of, or access to, the Drug or Confidential Information provided by Cempra, and which relates to the development and manufacture of the Product, including the processes therefor (“Hospira Project IP”), shall, as between the parties and their Affiliates, be the sole property of Hospira, and Hospira hereby grants to Cempra a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, transferable license, with rights to sub-license, under such Hospira Project IP solely for the purpose of making, having made, using, offering for sale, selling, and/or importing the Product or any materially similar product incorporating the Drug as its sole API.

(b) Notwithstanding the foregoing, all Intellectual Property developed by Hospira, solely or jointly with Cempra, any Affiliate of Hospira or Cempra, or any Third Party, pursuant to or in the performance of Hospira’s obligations under this Agreement, or as a result of Hospira’s knowledge or use of, or access to, the Drug or Confidential Information provided by Cempra, and which:

(i) relates to, or constitutes an improvement or enhancement of the Drug (or any analog(s) or derivative(s) thereof) (or the manufacture or use of any of the foregoing) or the Product (or the use thereof), or

(ii) relates to the utility of the Drug or Drug Product:

(all of the foregoing, “Cempra Improvements”) shall be the sole property of Cempra. Hospira shall, and does hereby, assign to Cempra, free and clear of all liens, claims, and encumbrances, all right, title, and interest in such Cempra Improvements (and all intellectual property rights related thereto) without any additional compensation to Hospira. Cempra shall be entitled to apply for patent protection on any and all Cempra Improvements at Cempra’s expense and risk. Hospira agrees to execute such assignments and other documents, to cause its employees, consultants and subcontractors to execute such assignments and other documents, and to take such other actions as may be reasonably requested by Cempra from time to time in order to effect to the ownership provisions of this Section 9.2.

9.3 License to Hospira Intellectual Property. Hospira hereby grants to Cempra a fully paid, royalty-free, perpetual, irrevocable, worldwide, non-exclusive license, with the right to grant and authorize sublicenses, and which is transferable in conjunction with the assignment of this Agreement as permitted under Section 12.5, under any and all Hospira Intellectual Property and any Hospira Project IP that Hospira incorporates into or utilizes in the Manufacturing Process or that is otherwise necessary for the practice of the Manufacturing Process or the manufacture, use, sale, or import of Product, for the sole and limited purpose of making, having made, using, offering for sale, selling, and/or importing the Product or any materially similar product incorporating the Drug as its sole API.

9.4 Inventorship; Reporting. Inventorship with respect to any Hospira Project IP or Cempra Improvements shall be determined in accordance with United States patent law. Hospira shall promptly notify Cempra in writing of all Hospira Project IP and Cempra Improvements in writing.

9.5 Ownership of Product Data. All Product Data will be the sole property of Cempra, and Hospira shall, and does hereby, assign all right, title, and interest therein (and in all intellectual property rights related thereto) to Cempra, free and clear of all liens, claims, and encumbrances. Hospira agrees to execute such assignments and other documents and to take such other actions as may be reasonably requested by Cempra from time to time in order to effect to the ownership provisions of this Section 9.5. Upon Cempra’s request, Hospira will promptly provide Cempra with complete and accurate copies of such Product Data. Hospira will not transfer, deliver or otherwise provide any such Product Data to any party other than Cempra, without the prior written approval of Cempra, unless required by Applicable Law in accordance with Article 11. While in the possession or control of Hospira, the Product Data will be made available for inspection, examination and copying by or on behalf of Cempra, at Cempra’s sole cost and expense, during normal business hours and only upon reasonable prior written request to Hospira. All original forms of Product Data relating to the manufacture of the Product hereunder, and any other records that are required to be maintained in compliance with cGMP or Applicable Law, will be retained and archived by Hospira in accordance with cGMP and Applicable Law, but in no case for less than a period of five (5) years following completion of the Project. After such five (5) year period, Hospira will not destroy any Product Data without first giving Cempra written notice and the opportunity to further store the Product Data at Cempra’s expense.

ARTICLE 10. TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 10, shall remain in effect until the end of the third (3rd) Commercial Year (“Initial Term”). Thereafter, this Agreement shall automatically renew for an indefinite period (“Renewal Term”). Notwithstanding the foregoing, either party may terminate this Agreement at will by giving no less than twenty-four (24) months’ prior written notice of termination; provided, however, that notice of at will termination shall not be given until the expiry of the first (1st) Commercial Year.

10.2 Termination of the Project.

(a) Either party wishing to terminate the Project prior to the earlier of (i) its completion or (ii) submission of an application for Regulatory Approval in the Territory shall request in writing a pre-termination consultation with the other party to review potential concerns and to make Commercially Reasonable Efforts to continue with this Agreement and the performance of the Project hereunder. Upon the earlier of [*] days following said request or [*] days following such meeting, either party may terminate the Project and/or the Agreement, should the party reasonably determine in good faith that the development of the Project is not clinically, commercially or technically feasible using Commercially Reasonable Efforts. Termination under this Section 10.2(a) shall become effective [*] days after receipt of written notice from the party electing termination; provided, however, that such notice must be provided prior to the earlier of (i) the completion of the Project or (ii) submission of an application for Regulatory Approval in the Territory.

(b) If the Project and/or this Agreement is terminated in accordance with this Section 10.2, Hospira shall advise Cempra of Hospira’s actual reasonable, documented development costs on the Project incurred prior to such termination. Cempra will pay to Hospira that portion of the Development Fee that represents (a) Hospira’s actual reasonable, documented costs of the development work Hospira has completed and for which payment has not yet been received; and (b) on a pro rata basis, Hospira’s actual reasonable, documented costs of all development work that Hospira has undertaken but not yet completed as of the date of notice of termination. In addition, Cempra shall reimburse Hospira for all of its reasonable, documented out-of-pocket costs directly resulting from any non-cancelable commitments for raw materials, Components and services that Hospira has undertaken as part the Project in accordance with the Statement of Work and cannot reasonably be applied to other projects of, or other products being manufactured by, Hospira.

10.3 Failure to Obtain Regulatory Approval. Either party may terminate this Agreement by giving to the other party [*] months prior written notice if the Product has not received Regulatory Approval from at least one of the FDA, Health Canada, the EMA, or the Regulatory Authority of any single country of the EU by [*].

10.4 General Termination Rights. Either party may terminate this Agreement as follows:

(a) immediately by providing written notice to the other party: (i) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the other party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days); or (ii) if the other party is adjudicated bankrupt, files a petition under applicable insolvency laws, is dissolved or has a receiver appointed for substantially all of its property; or

(b) by giving to the other party [*] days’ prior written notice upon the breach of any warranty or any other material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default; or

(c) Upon [*] days’ written notice to the other party should the other party continue to be unable to perform its obligations under this Agreement for a period in excess of one hundred eighty (180) days by reason of force majeure, in accordance with Section 12.1(a).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.5 Cempra’s Failure to Purchase Minimums. If, in any [*] consecutive Commercial Years after the first Commercial Year, Cempra waives Hospira’s manufacturing and delivery obligations pursuant to Section 6.8, Hospira may terminate this Agreement upon [*] days prior written notice to Cempra given [*], in which Cempra waived Hospira’s manufacturing and delivery obligations pursuant to Section 6.8.

10.6 Cempra Termination Rights. In the event Cempra or any of its Affiliates licenses or grants a Third Party exclusive rights to sell, offer for sale, or otherwise commercialize one or more Products in one or more countries, then Cempra shall be entitled to terminate this Agreement with respect to such Product(s) and country(ies) subject to such license or grant upon twenty-four (24) months written notice to Hospira; provided, however, that Cempra may not provide such written notice prior to the end of the first (1st) Commercial Year.

10.7 Accrued Payment Obligations. Upon termination pursuant to this Article 10, Cempra shall reimburse Hospira for Hospira’s reasonable, documented, direct cost of all Components purchased and on hand or on order, if such Components were ordered by Hospira based on Firm Purchase Orders, and such supplies of Components cannot be reasonably used by Hospira for other purposes. Hospira shall invoice Cempra for all amounts due hereunder. Payment shall be made pursuant to Section 5.10(c).

10.8 Return of Inventory and Dedicated Equipment. In the event of expiry or earlier termination of this Agreement, Hospira shall return to Cempra, at Cempra’s option and request, all items of Dedicated Equipment (should it exist), and remaining inventory of API and Product at Cempra’s expense (which shall be reasonable and documented), unless termination shall have been as a result of a breach of this Agreement by Hospira, in which case such Dedicated Equipment and inventory of API and Product shall be returned at Hospira’s expense.

10.9 Return of Confidential Information. Upon expiry or termination of this Agreement for any reason, each party shall immediately return to the other all of the other party’s Confidential Information, in any form or medium disclosed by the disclosing party (or upon a party’s instructions in writing, destroy the same and certify its destruction); provided, however, that each party shall be allowed to retain one (1) copy of the other’s Confidential Information to ensure continuing compliance with Article 11.

10.10 Survival. The expiry or earlier termination of this Agreement shall not relieve either party of any obligations that it may have incurred prior to such expiry or earlier termination (including, with respect to any Purchase Orders placed by Cempra and confirmed or accepted by Hospira before such expiry or termination, satisfaction of such Purchase Orders in accordance with, and subject to, the terms of this Agreement), and all covenants and agreements contained in this Agreement, which by their terms or context are reasonably intended to survive, including Article 1 and Sections 3.2, 4.2, 5.4(c), 5.4(d), 5.8, 5.9, 5.10, 5.11, 5.12, 7.1, 7.3, 7.5, 7.6, 7.7, 7.8, 8.1(a), 8.1(b), 8.1(c), 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 9 (provided that the license granted in Section 9.3 with respect to Hospira Intellectual Property other than Hospira Project IP will only survive termination or expiry of this Agreement with respect to Product actually supplied by Hospira hereunder), 10, 11, 12.1(c), 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9 (to the extent provided therein), 12.10, 12.11, and 12.12, will continue in full force and effect following such termination or expiry unless a different time period is indicated in this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 11. CONFIDENTIAL INFORMATION

11.1 Nondisclosure. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Hospira agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Cempra (or otherwise deemed Cempra’s Confidential Information under Section 1.15), and shall not use Confidential Information disclosed to it by Cempra (or otherwise deemed Cempra’s Confidential Information under Section 1.15,) for any purpose other than to fulfill Hospira’s obligations hereunder. Cempra agrees that, except as expressly provided herein, it shall not disclose Hospira’s Confidential Information, and shall not use Hospira’s Confidential Information, for any purpose other than to fulfill Cempra’s obligations or exercise Cempra’s rights hereunder. Each party shall use reasonable and customary precautions to safeguard the other party’s Confidential Information, including ensuring that it will limit the permitted disclosures of the other’s Confidential Information only to those persons who have a “need to know” such Confidential Information and ensuring that all persons (including such party’s employees, consultants and agents) who are given access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have contractual or professional confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement.

11.2 Exceptions to Duty of Nondisclosure.

(a) General Exceptions. Notwithstanding the above, nothing contained in this Agreement shall preclude Cempra from utilizing or disclosing Confidential Information as may be necessary in prosecuting the patent rights of Cempra (including those owned by Cempra pursuant to Article 9), obtaining or maintaining Regulatory Approval(s), making, using, or selling Products, exercising those rights granted in Sections 9.2 and 9.3, or complying with Applicable Laws or court orders; provided, however, that the party required to disclose such information uses reasonable efforts to seek confidential treatment of such information. The obligations of the parties relating to Confidential Information shall expire seven (7) years after the expiry or termination of this Agreement.

(b) Public Announcements. Neither party shall make any public announcement concerning the transactions contemplated herein, nor make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document, except as may be required by law, rule, regulation, or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Cempra may identify the other party to the this Agreement and disclose the terms of this Agreement as reasonably necessary or useful in connection with the development, commercialization and/or divestiture or other disposition of the Product, subject to reasonable conditions of confidentiality, and either party may disclose the terms of this Agreement subject to the following conditions:

(i) to the extent such disclosure is required to comply with applicable laws, rules, or regulations, including the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the party intending to so disclose the terms of this Agreement shall, to the extent reasonably practicable, provide the non-disclosing party with reasonable prior written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances; or

(ii) to the extent such disclosure is reasonably necessary in the following instances: to its Affiliates, and to prospective and actual acquirers, merger or acquisition targets, licensees, sub-licensees, licensors, other strategic partners, employees, consultants, agents, accountants, lawyers, advisors, investors, lenders, and investment bankers, on a need to know basis, each of whom prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use substantially as restrictive in scope as those set forth in this Article 11 and that are of materially similar or greater duration in view of the circumstances of the disclosure.

(c) Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall, to the extent reasonably practicable, first be provided in draft to the other party.

11.3 Injunctive Relief. The parties acknowledge that either party’s breach of this Article 11 may cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

ARTICLE 12. MISCELLANEOUS

12.1 Force Majeure; Failure of Suppliers; Responsibility for Affiliates.

(a) Excusable Delay. Neither party shall be considered to be in breach of this Agreement if a delay in the performance of any of its duties or obligations hereunder (except the payment of money) has been caused by or is the result of an act of God, acts of a public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected (each, an event of “force majeure”). The performance of the affected party shall be extended for a period equal to the period of such delay; provided, however, that the affected party shall give prompt written notice to the other party of such cause, and shall use Commercially Reasonable Efforts to relieve the effect of such force majeure and resume compliance with this Agreement as soon as reasonably possible. Should the event of force majeure continue for a period longer than one hundred eighty (180) days, the party not affected thereby may terminate this Agreement in accordance with Section 10.4(c).

(b) Transfer of Production. If Hospira becomes subject to an event of force majeure which interferes with production of Product at the Facility, the parties shall use good faith efforts to mutually agree in writing on implementation of an agreed-upon action plan to transfer production of Product to another Hospira plant. The parties shall, after the execution of this Agreement and at the written request of either party, meet to discuss and define such an action plan.

(c) Responsibility for Affiliates. The acts and omissions of Cempra’s and Hospira’s respective Affiliates undertaking any obligations or responsibilities under this Agreement shall be deemed the acts and omissions of Cempra and Hospira, respectively, and Cempra and Hospira, respectively, shall be liable and responsible therefor (including with respect to any breach of this Agreement) as if such acts or omissions were those of Cempra and Hospira, respectively, hereunder.

12.2 Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective parties:

If to Cempra: Cempra Pharmaceuticals, Inc. 6340 Quadrangle Drive, Suite 100 Chapel Hill, NC 27517 USA Attention:Prabhavathi Fernandes, Ph.D., Chief Executive Officer Facsimile 919-481-1063	With a copy (that will not serve as notice) to: Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attention: Jason S. Wood Facsimile: 919-781-4865

If to Hospira: Hospira, Inc. 275 North Field Drive Lake Forest, Illinois 60045 Attention: V.P. Contract Manufacturing Facsimile: 224-212-3210	With copy to: Hospira, Inc. Building H1; Department NLEG 275 N. Field Drive Lake Forest, IL 60045 Attention: General Counsel Facsimile: 224-212-2086

Notices shall be effective (a) upon receipt if personally delivered or delivered by facsimile with transmission confirmed, (b) by first class mail, on the third business day following the date of registered or certified mailing, or (c) on the first business day following the date of or delivery to the overnight courier. A party may change its address listed above by written notice to the other party.

12.3 Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Delaware, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

12.4 Alternative Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties’ rights and obligations under this Agreement. The parties agree that except as provided in Section 11.4, any such dispute shall be resolved by alternative dispute resolution in accordance with the procedures set forth in Exhibit 12.4. [*]

12.5 Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however, that either party may, without such consent assign the rights and obligations of this Agreement: (a) to one of its Affiliates; or (b) in connection with the transfer, sale or divestiture of substantially all of its business or assets (or that portion thereof to which this Agreement pertains) or in the event of its merger or consolidation with a Third Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement arising after such assignment. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

12.6 Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. If there is any conflict, discrepancy, or inconsistency among the terms of the Quality & Technical Agreement, any Statement of Work, the Agreement or other form used by the parties, the Quality & Technical Agreement will control as regards all issues related to quality assurance; in all other cases, the Agreement will control.

12.7 Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.8 Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.9 Insurance. Each party will procure and maintain, at its own expense, for the duration of the Agreement, and for [*] years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:

(a) Workers’ Compensation accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of the other party;

(b) Employer’s Liability with a limit of liability in an amount of not less than $[*];

(c) Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $[*] per occurrence and $[*] in the aggregate;

(d) Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $[*] each occurrence;

(e) Excess Liability including products liability with a combined single limit in an amount of not less than $[*] per occurrence and in the aggregate; provided that such limit shall be no less than $[*] per occurrence and in the aggregate following the first commercial sale of the Product in the Territory;

(f) Commercial Crime or Fidelity Bond in an amount of not less than $[*] per occurrence and in the aggregate including an endorsement for Third Party liability without the requirement of a conviction.

(g) Marine Insurance covering all shipments from warehouse to warehouse as described on the bill of lading at a full replacement cost.

Each party shall include the other party as an additional insured with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear by written contract. Prior to commencement of services, and annually thereafter, each party shall furnish to the other party certificates of insurance evidencing the insurance coverages stated above and shall require at least [*] days written notice to the other party prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, each party shall promptly provide to the other party a new certificate of insurance evidencing that the coverage meets the requirements in this Section 12.9. Each party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other party. Each party may, at its option, satisfy, in whole or in part, its obligation under this Section through a Commercially Reasonable self- insurance program.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.10 Exhibits. All Exhibits referred to herein are hereby incorporated by reference.

12.11 Construction. In construing this Agreement, unless expressly specified otherwise (a) references to Articles, Sections and Exhibits are to articles, sections of, and exhibits to, this Agreement, (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa, (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement, (d) any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words, (e) except where the context otherwise requires, the word “or” is used in the inclusive sense, (f) all references to “dollars” or “$” herein shall mean U.S. Dollars, and (g) each party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption will apply against the party which drafted such terms and provisions. Any terms or conditions contained in an invoice that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such invoice.

12.12 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

HOSPIRA WORLDWIDE, INC.	CEMPRA PHARMACEUTICALS, INC.

By:	By:
(Signature)	(Signature)

Name: Kevin Orfan	Name: Prabhavathi Fernandes, Ph.D.

Title: Vice President One 2 One Contract Manufacturing Services	Title: Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT 1.3:	Active Pharmaceutical Ingredient Specifications

EXHIBIT 1.16:	Drug Structure

EXHIBIT 1.32:	Product Specifications

EXHIBIT 1.39:	Country by Country Listing of the Territory

EXHIBIT 2.1:	Statement of Work

EXHIBIT 3.1:	Payment Schedule

EXHIBIT 3.2:	Stability Studies

EXHIBIT 3.5:	Development Supply Pricing

EXHIBIT 5.10:	Commercial Product Prices

EXHIBIT 7.1:	Product Test Methods

EXHIBIT 7.2:	Form of Quality Agreement

EXHIBIT 12.4	Alternate Dispute Resolution

EXHIBIT 1.3

Active Pharmaceutical Ingredient Specifications

Preliminary API Specifications are attached hereto as of the Effective Date. Cempra shall use all reasonable efforts to prepare and submit to Hospira further refined API Specifications no later than [*] days after the Effective Date. Upon submission thereof, the API Specifications shall be attached to this Exhibit 1.3 and shall be made an integral part of this Agreement, including and covering all country-specific specifications, if any, subject to any further changes made to the API Specifications as contemplated by the Agreement. As API Specifications are changed as contemplated by the Agreement, they shall be attached hereto and made an integral part of the Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 1.16

Drug Structure

EXHIBIT 1.32

Product Specifications

Preliminary Product Specifications are attached hereto as of the Effective Date. Cempra and Hospira will consult and use Commercially Reasonable Efforts to prepare and complete, in a final form, the fully-detailed initial Product Specifications no later than [*] days after the Effective Date. Upon completion, such Product Specifications shall be attached to this Exhibit 1.32 and shall be made an integral part of this Agreement. As Product Specifications are changed as contemplated by the Agreement, they shall be attached hereto and made an integral part of the Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 1.38

Country by Country Listing of the Territory

United States

Canada

European Union

•	Austria

•	Belgium

•	Bulgaria

•	Cyprus

•	Czech Republic

•	Denmark

•	Estonia

•	Finland

•	France

•	Germany

•	Greece

•	Hungary

•	Ireland

•	Italy

•	Latvia

•	Lithuania

•	Luxembourg

•	Malta

•	Netherlands

•	Poland

•	Portugal

•	Romania

•	Slovakia

•	Slovenia

•	Spain

•	Sweden

•	United Kingdom

•	Croatia (acceding as of 1 July 2013)

Norway

Switzerland

EXHIBIT 2.1

STATEMENT OF WORK

Table I

Project Initiation	Req.	Not Req.	N/A	Responsibility		Comment
				Hospira	Cempra
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Table II

Product Development	Req.	Not Req.	N/A	Responsibility		Comment
				Hospira	Cempra
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Table III

Engineering and Registration Batch		Not		Responsibility		Per Batch
Production	Req.	Req.	N/A	Hospira	Cempra	Price	Comment
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Table IV

Regulatory Filing Preparation and		Not		Responsibility
Submission	Req.	Req.	N/A	Hospira	Cempra	Comment
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Table V

Process Validation and Review	Req.	Not Req.	N/A	Responsibility		Comment
				Hospira	Cempra
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Table VI

Commercialization	Req.	Not Req.	N/A	Responsibility		Comment
				Hospira	Cempra
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Table VII

Commercial Batch Production	Req.	Not Req.	N/A	Responsibility		Price Est.	Comment
				Hospira	Cempra
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 3.1

Payment Schedule

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 3.2

Stability Studies

[*]
Product	Stability Program	Testing	Pricing
[*]	[*]	[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 3.5

DEVELOPMENT SUPPLY PRICES

Engineering and Registration Batch		Not	N/A	Responsibility		Per Batch
Production	Req.	Req.		Hospira	Cempra	Price	Comment
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 5.10

Commercial Product Prices

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 7.1

Product Test Methods

In consultation with and subject to the written approval of Cempra, no later than [*] days after the Effective Date, Hospira will use all reasonable efforts to prepare and complete documentation describing the Commercially Reasonable procedures, methods and protocols by which the Product will be tested and released, as specified in Section 7.1 of the Agreement, and which will be consistent with and sufficient to satisfy, and shall, upon written notice to Cempra, and subject to Cempra’s written approval, in the future be modified as necessary to be consistent with and sufficient to satisfy the requirements of, cGMP, Applicable Law, and any Regulatory Approval(s). Upon completion and approval by Cempra, such documentation shall be attached to this Exhibit 7.1 and shall be made an integral part of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 7.2

Form of Quality Agreement

Cempra and Hospira agree to consult and use all reasonable efforts to prepare and complete the Quality & Technical Agreement in a form reasonably consistent with the form of such agreement under negotiation by the parties as of the Effective Date no later than [*]days after the Effective Date. Upon completion, the Quality & Technical Agreement shall be attached to this Exhibit 7.2 and shall be made an integral part of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT 12.4

Alternative Dispute Resolution

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.